Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-228404
333-228404-01
333-228404-02
333-228404-03
333-228404-04
333-228404-05

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated April 25, 2019)

INVESCO DB MULTI-SECTOR COMMODITY TRUST

INVESCO DB ENERGY FUND

21,000,000 Common Units of Beneficial Interest

INVESCO DB OIL FUND

79,000,000 Common Units of Beneficial Interest

INVESCO DB PRECIOUS METALS FUND

21,600,000 Common Units of Beneficial Interest

INVESCO DB GOLD FUND

14,200,000 Common Units of Beneficial Interest

INVESCO DB BASE METALS FUND

24,400,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated April 25, 2019 (the “Prospectus”). This Supplement No. 1 is being filed to reflect a change to the Board of Managers (the “Board”) of Invesco Capital Management LLC (the “Managing Owner”). At its meeting held on May 7, 2019, the Board of Managers (the “Board”) of Invesco Capital Management LLC, the managing owner (the “Managing Owner”) of Invesco DB Multi-Sector Commodity Trust (the “Trust”) and each of Invesco DB Energy Fund, Invesco DB Oil Fund, Invesco DB Precious Metals Fund, Invesco DB Gold Fund and Invesco DB Base Metals Fund (each, a “Fund” and collectively, the “Funds”), accepted the resignation of Mr. David Warren from the Board, to be effective after the close of business on June 1, 2019 (the “Effective Date”). Mr. Warren tendered his resignation as part of his overall retirement and succession plan within the Managing Owner and affiliated entities (collectively, “Invesco”). His resignation was not the result of any disagreement with Invesco. Following the Board’s acceptance of Mr. Warren’s resignation, the Board appointed Kristie Feinberg to replace Mr. Warren on the Board and the Audit Committee of the Board, effective after the close of business on the Effective Date. Ms. Feinberg is expected to join Invesco prior to the Effective Date, and will serve in the capacity of Chief Financial Officer of the Americas. After the close of business on the Effective Date, the Audit Committee of the Board will consist of Kristie Feinberg, John M. Zerr and Daniel Draper.

Kristie Feinberg (44) currently serves as Senior Vice President and Corporate Treasurer of OFI Global Asset Management, Inc. (“OFI”). She joined OFI in January of 2001 and has accepted the position noted above with Invesco as part of Invesco’s acquisition of OFI and related entities, a transaction which is expected to close prior to the Effective Date. Ms. Feinberg received an M.B.A. in finance from Columbia University and a B.A. in economics from St. Cloud State University. Additionally Ms. Feinberg is a CFA® charterholder, a Financial Risk Manager – Certified by the Global Association of Risk Professionals and a Certified Treasury Professional.

Shares of the Invesco DB Energy Fund, Invesco DB Oil Fund, Invesco DB Precious Metals Fund, Invesco DB Gold Fund and Invesco DB Base Metals Fund are listed on NYSE Arca, Inc. under the symbols “DBE,” “DBO,” “DBP,” “DGL” and “DBB,” respectively.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 15 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Funds are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is May 10, 2019.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBMSC-PRO-1-SUP-1